Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

January 15, 2014

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Amarantus Bioscience Holdings, Inc.

c/o Janssen Labs@QB3

953 Indiana Street

San Francisco, CA 94107

To Whom It May Concern:

Silberstein Ungar, PLLC, hereby consents to the incorporation by reference in the Form S-8, Registration Statement Under the Securities Act of 1933, filed by Amarantus BioScience Holdings, Inc., of our report dated April 16, 2013, relating to the financial statements of Amarantus BioScience Holdings, Inc., as of and for the years ending December 31, 2012 and 2011 and for the period from inception on January 14, 2008 through December 31, 2012.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC